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                                                                       Exhibit 1

                           PURCHASE AND SALE AGREEMENT

         This Purchase and Sale Agreement (this "Agreement") is entered into as of August 28, 2003, between Windsor at Lionsgate LLC, a Delaware limited liability company having an address c/o General Investment & Development, 600 Atlantic Avenue, Suite 2000, Boston, Massachusetts 02210 ("Seller") and The Town and Country Trust, a Maryland real estate investment trust or its affiliated nominee having an address of 1700 Bank of America Building, 100 South Charles Street, Baltimore, Maryland 21201 ("Purchaser").

         In consideration of the mutual covenants set forth herein and in consideration of the earnest money deposit herein called for, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         Section 1. Sale and Purchase. Seller shall sell, convey, and assign to Purchaser, and Purchaser shall purchase and accept from Seller, for the Purchase Price (hereinafter defined) and on and subject to the terms and conditions herein set forth, all of the Seller's right, title and interest in, to and under the following, if any:

                  (a) the tracts or parcels of land, more particularly described in Exhibit A, together with all rights and interests appurtenant thereto, adjacent streets, alleys, rights-of-way, and any adjacent strips and gores of real estate (the "Land"); all improvements located on the Land, including, without limitation, 328 residential apartment units located at 13690 Legacy Circle, Herndon, Fairfax County, Virginia, which are commonly known as Windsor at Lionsgate Apartments (the "Improvements"); and all right, title, and interest appurtenant to the Land and Improvements;

                  (b) the items of personal property described in Exhibit B together with all other tangible personal property and fixtures of any kind owned by Seller and attached to or used in connection with the ownership, maintenance, use, leasing, service, or operation of the Land or Improvements (the "Personalty");

                  (c) all leases, franchises, licenses, occupancy agreements, or other agreements demising space in, providing for the use or occupancy of, or otherwise similarly affecting or relating to, the Improvements or Land (collectively, the "Leases" and, individually, a "Lease"); all rents prepaid for any period subsequent to the Closing Date (defined below); and all refundable non-applied security, pet and other deposits made by tenants, specifically excluding non-refundable fees or charges set forth in the parenthetical in Section 7(f)(1), below, (collectively, the "Tenants" and, individually, a "Tenant") holding under the Leases, including interest thereon required to be paid to such Tenants through the Closing Date (collectively, "Security Deposits"); and

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                  (d)      to the extent assignable or otherwise transferable in
accordance with their terms, all: (1) service, sales, marketing, leasing or other agency agreements, supply or maintenance contracts, licenses or permits, equipment or other leases, franchise arrangements, affecting the Land, Improvements, Personalty, Leases, Security Deposits, Tenants, Warranties, Licenses, Plans and Specifications, contracts or agreements, such as maintenance, service, or utility contracts (the "Property Agreements"), to the extent Purchaser elects to take assignment thereof; (2) warranties, guaranties and indemnities of architects, contractors and suppliers and others, if any ("Warranties"); (3) licenses, permits, or similar documents ("Licenses"); (4) telephone exchanges, trade names, marks, and other identifying material, excluding, however, the use of the name "Windsor"; (5) plans, drawings, specifications and surveys in Seller's possession, if any, ("Plans and Specifications"); and (6) all files located at the Project and all business books and records pertaining to the operation of the Land, Improvements and Leases, excluding Seller's limited liability company and accounting records ("Books and Records").

         The items listed above in this Section 1 are herein collectively called the "Property". All of the Property shall be sold, conveyed, and assigned to Purchaser at Closing (defined below).

         Section 2. Purchase Price. The price for which Seller shall sell, convey, and assign the Property to Purchaser, and which Purchaser shall pay to Seller, is $52,750,000 (the "Purchase Price") subject to other adjustments and prorations provided herein, to be paid as follows:

                  (a) Deposit. Within one (1) business day of the execution of this Agreement by the last party to execute same ("Effective Date"), Purchaser shall deliver to First American Title Insurance Company, ("Escrow Agent"), whose address is 700 Eaton Center, 1111 Superior Avenue, Cleveland, Ohio 44114, ATTN: Diane Davies, by wire transfer of immediately available funds, a deposit in the amount of $527,000 (together with the interest earned thereon, the "Deposit") which Escrow Agent shall immediately deposit for collection in an interest-bearing account. The Deposit shall be held by Escrow Agent in accordance with the terms of Section 18 hereof; and

                  (b) Balance of the Purchase Price. On the Closing Date, Purchaser shall deliver to Seller by wire transfer of immediately available funds, an amount (the "Cash Balance of the Purchase Price") equal to the Purchase Price, less the Deposit and plus or less adjustments as provided herein.

         Section 3.        Delivery of Information by Seller.

                  (a) Seller, at its expense, has previously delivered to Purchaser the information identified on Schedule 1 (the "Documents").

                  (b) Purchaser has ordered a commitment for title insurance (the "Title Commitment") from First American Title Insurance Company (the "Title Company") setting forth the status of the title of the Land and Improvements and showing any liens, claims, encumbrances, easements, rights-of-way, encroachments, reservations, restrictions, and all other

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matters of record affecting the Land or Improvements; and true, complete, and legible copies of all documents referred to in the Title Commitment (the "Title Commitment Documents").

                  (c) Seller has ordered an update of ALTA/ACSM Land Title Survey of the Land and Improvements dated July 2000 prepared by VIKA Incorporated (the "Survey") which shall be certified to Purchaser, Purchaser's lender and the Title Company. Seller shall be responsible for the cost of the updated Survey. Copies of the same have been furnished to Purchaser prior to the issuance of the updated Survey. Purchaser shall be responsible for review of such updated Survey and will deal directly with Vika in obtaining any revisions thereto.

                  (d) Within three (3) days after the Effective Date, Seller, at its sole cost and expense, shall order current searches of all Uniform Commercial Code financing statements filed with the Secretaries of State of the Delaware and the Commonwealth of Virginia against Seller reflecting all effective financing statements then of record relating to the Property or any part thereof (the "UCC Searches"). Copies of the same shall be furnished to Purchaser.

         Section 4. Right of Inspection; Review Period; and Notice Regarding Property Agreements.

                  (a) From the Effective Date until August 29, 2003, Purchaser and its representatives may inspect, at reasonable hours, the Property, all books, records, leases, contracts, accounting and management reports and other documents or data pertaining to the ownership, operation, or maintenance of the Property; provided, however, in conducting its inspection, Purchaser shall not unreasonably interfere with the business and operations of the Tenants or of Seller. Purchaser shall be entitled to examine the Property's physical condition, including the right to enter vacant apartments and upon reasonable notice and any applicable Tenant's consent, the right to enter leased areas. Purchaser shall make all inspections in good faith. All inspection fees, appraisal fees, engineering fees and other expenses of any kind incurred by Purchaser relating to the inspection of the Property will be solely at Purchaser's expense. Purchaser shall give Seller reasonable notice prior to making any inspection. Seller shall cooperate with Purchaser and Purchaser's agents during the Review Period (defined below). Purchaser agrees to protect, defend, indemnify and hold harmless Seller and its respective members, partners, shareholders, affiliates, officers, employees, trustees and beneficiaries and Seller's Tenants, contractors, agents and employees, from and against any and all injuries, losses, liens, claims, judgments, liabilities, costs, expenses or damages (including, without limitation, reasonable attorneys' fees and court costs) (collectively, the "Inspection Acts") sustained by Seller which result from or arise out of any inspections by Purchaser or its representatives pursuant to this Agreement, unless such Inspection Acts result or arise from the gross negligence or willful misconduct of the Seller, its agents, employees, or contractors. Purchaser agrees to return the Property to the same condition in which the Property existed prior to Purchaser's making any inspection. Prior to entering the Property, Purchaser shall provide Seller with an insurance certificate evidencing comprehensive general liability insurance coverage. Purchaser shall keep all information furnished to it by Seller confidential, but Purchaser may share such information with its partners, officers, employees, existing and potential financing and equity sources, and agents and representatives (including, without limitation, counsel, accountants, experts, consultants and financial advisors). If Purchaser terminates this Agreement for any

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reason whatsoever, then Purchaser shall deliver to Seller all reports, studies, data, and other information acquired by Purchaser or its representatives from Seller or its representatives in connection with inspections of the Property. Purchaser's obligations under this Section 4 shall survive the termination of this Agreement. Purchaser may not conduct intrusive tests on the Property without the prior written consent of Seller, which Seller may withhold or grant in its sole discretion.

                  (b) If for any reason or no reason, in its sole discretion, Purchaser elects not to acquire the Property, then Purchaser may terminate this Agreement in accordance with Section 12, by delivering to Seller a notice of termination at any time from the Effective Date until 5:00 p.m. e.d.t. on the later to occur of (x) August 29, 2003 or (y) five (5) business days after Purchaser's receipt of (i) the Title Commitment and the Title Commitment Documents, (ii) the updated Survey and (iii) the UCC Searches (the "End of the Review Period"). If Purchaser does not, in its sole and absolute discretion, elect to terminate this Agreement by the End of the Review Period, then Purchaser shall be deemed to have elected not to terminate this Agreement and the parties shall proceed to Closing.

                  (c) On or prior to the End of the Review Period, Purchaser shall notify Seller in writing of those Property Agreements it will elect to assume and those which it will not assume. If Purchaser fails to give such notice, then it shall be deemed that Purchaser has elected to assume all of the Property Agreements.

         Section 5. Title. (a) Purchaser may, at any time prior to the End of the Review Period, object in writing to any liens, encumbrances, and other matters reflected by the Title Commitment or updated Survey. All such matters to which Purchaser so objects shall be "Non-Permitted Encumbrances"; if no such objection notice is given during the Review Period, except as otherwise provided below, all matters reflected by the updated Survey and Title Commitment shall be "Permitted Encumbrances".

                  (b) If, prior to Closing, Purchaser receives notice of additional liens, encumbrances or other matters which arose after the date of the Title Commitment, then Purchaser may submit a revised list adding additional Non-Permitted Encumbrances. Seller may, but shall not be obligated to, at its cost, cure, remove or insure around all Non-Permitted Encumbrances and give Purchaser written notice thereof within three (3) business days after the End of the Review Period (or, if applicable, three (3) business days after the date Purchaser received notice of additional liens, encumbrances or other matters); provided, however, Seller at its cost shall be obligated to cure or otherwise remove by Closing all mortgages, deeds of trust, judgment liens, mechanic's and materialmen's liens, and other liens and encumbrances against the Property created by Seller (other than liens for taxes and assessments which are not delinquent) which either secure indebtedness or can be removed by payment of a liquidated sum of money ("Monetary Liens"), whether or not Purchaser objects thereto during the Review Period; provided, further, that Purchaser shall not be obligated to accept any agreement to "insure around" any Non-Permitted Encumbrance. In no event, however, shall Seller be obliged to expend more than $50,000 to remove all Monetary Liens other than mortgages, deeds of trust and similar liens against the Property created by the Seller or those to which the Property was subject at the time of the acquisition thereof by Seller. If Seller does not timely cause all of the

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Non-Permitted Encumbrances to be removed or cured, if applicable, then Purchaser may, as its sole and exclusive remedy, either (i) terminate this Agreement in accordance with Section 12 by delivering notice to Seller or (ii) purchase the Property subject to the Non-Permitted Encumbrances (other than Monetary Liens which Seller shall be obligated to cure as provided above) and such Non-Permitted Encumbrances (other than the Monetary Liens which Seller shall be obligated to cure as provided above) shall thereafter be Permitted Encumbrances; provided that with respect to the Monetary Liens, the Escrow Agent shall apply a portion of the Purchase Price to satisfy such Monetary Liens which Seller is obligated to cure.

         Section 6.        Seller's Representations, Warranties, and Covenants.
Seller hereby represents and warrants to, and covenants with, Purchaser as of the date of this Agreement and as of the Closing Date that:

                  (a) Improvements. The Seller has not received written notice from any governmental agency stating that the Property has been constructed or is being occupied, maintained, or operated in violation of any applicable law or regulation.

                  (b) Tenant Rent Roll. The Tenant Rent Roll dated as of June 30, 2003 is true and correct in all material respects and accurately represents the subject matter thereof as the date thereof; and the Tenant Rent Roll to be attached to the transfer and assignment of Tenant leases in Section 7(b)(3), shall be true and correct and complete in all material respects as of the date of the Tenant Rent Roll. There are no Leases affecting the Property other than those Leases set forth on the Tenant Rent Roll.

                  (c) Tenant Leases. With respect to each Tenant: (1) such Tenant's Lease is in full force and effect and to Seller's current actual knowledge, no uncured breach or default exists on the part of the Seller or Tenant thereunder; (2) no rent called for under such Tenant's Lease has been paid more than 30 days in advance of its due date; (3) to Seller's current actual knowledge, such Tenant is not asserting any claim of offset or other defense in respect of its or the landlord's obligations under its Lease; (4) such Tenant is not in writing asserting any claim of offset or other defense in respect of its or the landlord's obligations under its Lease; (5) except as reflected in the Tenant Rent Roll, such Tenant is not entitled to any concession, rebate, allowance, or period of occupancy free of rent or right to renew or extend under its Lease or any other agreement with Seller; and (6) no brokerage or other commissions will be due on or after the Closing Date in respect of any of the Leases.

                  (d) Actions. There are no actions, suits, claims, assessments, or proceedings pending or, to Seller's current actual knowledge, threatened, that could materially adversely affect the ownership, operation, or maintenance of the Property or Seller's ability to perform hereunder other than those matters relating to the President's Park Recreation Association, which Purchaser acknowledges have been disclosed to it.

                  (e) Property Agreements. Attached hereto as Exhibit C is a complete and correct list of all Property Agreements. All of the Property Agreements may be canceled on thirty (30) days' notice without premium or penalty unless otherwise specified on Exhibit C or in the respective Property Agreement.

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                  (f)      Environmental Matters. To Seller's current actual
knowledge, and except as may be disclosed in the Documents or in any environmental report obtained by the Purchaser, the Property has not been the site of any activity that would materially violate any present environmental law or regulation of any governmental body or agency having jurisdiction over the Property. Specifically, but without limitation, to Seller's current actual knowledge (1) solid waste, petroleum, or petroleum products have not leaked or spilled on to the Property, (2) there is no onsite contamination resulting from activities on the Property; and (3) the Property contains no "hazardous materials" which shall mean substances defined as "hazardous substances", "hazardous waste", "hazardous materials" or "toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act; the Clean Water Act, or under any other applicable state or federal law pertaining to condition of the environment or handling of hazardous substances or materials. The foregoing representations exclude materials in amounts normally used in the operation of a multifamily housing community and in amounts permitted by applicable law. To Seller's current actual knowledge, there are no storage tanks located on the Property, either above ground or below ground, and the Property has not been used as a landfill or site for disposal of garbage or refuse

                  (g) Notices. Seller has not received any written notice from any governmental agencies of any pending or threatened condemnation proceedings with respect to the Property and Seller has no actual knowledge of any pending or threatened condemnation proceedings with respect to the Property.

                  (h) Rights to the Property, Rights of First Refusal. Other than the Leases, Seller has not committed nor obligated itself in any manner whatsoever to sell, lease or encumber the Property or any interest therein to any party. No rights of first refusal, options or other rights to purchase regarding the Property exist under the organizational documents of Seller or under any agreement by which Seller or the Property may be bound or affected.

                  (i) Governmental Approvals. Seller has not received any written notice that the Property is in violation of any applicable laws, regulations, ordinances and rulings of all local, state and federal authorities and any other governmental entity having jurisdiction over the Property and the Real Property ("Legal Requirements").

                  (j) Equipment. Each apartment is equipped with a range, dishwasher, garbage disposal, refrigerator, security system, heating, ventilating and air conditioning system, hot water tank, washer and dryer. Seller shall not remove any personal property from any apartment unit prior to the Closing unless such personal property is replaced with personal property in new condition of equal value and utility.

                  (k) Restrictive Agreements. There are no agreements affecting the Real Property or regulating rent which may be charged or persons to whom apartment units may be leased or the income levels of permitted tenants that are not matters of public record.

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                  (l)      Financial Statements. The financial statements
relating to the Property for each of the two (2) calendar years preceding the date of this Agreement and for the six (6) months ending June 30, 2003 heretofore delivered by Seller to Purchaser (the "Financial Statements") are true, correct and complete and have been prepared on a consistent basis in accordance with generally accepted accounting principles. Both pre- and post-Closing, Seller shall cooperate with Purchaser's accountants to enable audited statements of the Property to be prepared in order that Purchaser will be able to meet its reporting obligations under the Securities Exchange Act of 1934, as amended. Purchaser shall pay for any reasonable costs and expenses incurred by Seller in cooperating with Purchaser for the aforementioned purpose.

                  (m) Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing in the state of its organization and duly qualified to do business and in good standing in the state where the Property is located.

                  (n) Due Authority. Seller has all requisite power and authority to execute and deliver this Agreement and to carry out its obligation hereunder and the transactions contemplated hereby. The consummation by Seller of the sale of the Property is not in violation of or in conflict with nor does it constitute a default under any term or provision of the organizational documents of Seller, or any of the terms of any agreement or instrument to which Seller is bound.

                  (o) Documents Delivered to Purchaser. To the best of Seller's current actual knowledge, the documents described on Schedule 1 are true, correct and actual and are those used, where applicable, by Seller in the ordinary course of operating the Project.

                  When used herein, the phrase "to Seller's current actual knowledge" or derivations thereof shall mean the current actual knowledge of Richard Sullivan and Matt Scarborough who hold the title of Senior Asset Manager and Property Manager, respectively. If (i) any of Seller's representations and warranties set forth in this Section 6 are untrue in any material and adverse respect, or (ii) at any time at or before Closing there is any material change with respect to the matters represented and warranted by Seller pursuant to this
Section 6, then Seller shall give Purchaser prompt written notice thereof, and Purchaser may terminate this Agreement in accordance with Section 12(b) by delivering written notice to Seller at any time at or before the Closing but within five (5) business days of Purchaser obtaining knowledge of the matter on which it is basing its termination of this Agreement; provided, however, that in addition to the remedy provided in Section 12(b), Seller shall reimburse Purchaser for its reasonable and documented diligence expenses paid to third parties, including but not limited to reasonable and actual attorneys' and accountants' fees, up to a maximum of $50,000. Failure to deliver such written notice as described will be deemed Purchaser's acceptance of the matter in consideration and Seller's representations and warranties will be deemed modified to reflect such matter. All of Seller's representations and warranties shall survive the Closing; however, Purchaser may not maintain an action for breach of such representations and warranties unless it shall have commenced suit against Seller not later than a date which is twelve (12) months from the Closing Date. Such period from the Closing Date to a date twelve (12) months thereafter shall be hereinafter the "Survival Period." In no event shall the total amount of Seller's liability for all such breaches exceed, collectively, $1,000,000 and no claim shall be made until the aggregate

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amount of Purchaser's damages by reason of all such breaches claimed to date shall exceed, collectively, $10,000.

         Windsor Realty Fund-IIIB L.P., a Delaware limited partnership, DURING THE Survival Period, shall guarantee satisfaction of Seller's liability for breach of a representation or warranty in an aggregate amount not to exceed $1,000,000. Purchaser shall not seek judgment against any person or entity that holds a direct or indirect interest in Seller, including, but not limited to, The California Public Employees Retirement System.

         Purchaser acknowledges that it has or will have had have the opportunity to independently and personally inspect the Property and that Purchaser has entered into this Agreement based upon its ability to make such examination and inspection. EXCEPT AS EXPRESSLY SET FORTH HEREIN AND IN THE DOCUMENTS HERETOFORE DELIVERED OR DELIVERED BY SELLER AT CLOSING, SELLER MAKES NO REPRESENTATIONS, WARRANTIES OR COVENANTS OF ANY KIND TO PURCHASER, INCLUDING, WITHOUT LIMITATION, AS TO THE PHYSICAL CONDITION OF THE PROPERTY AND ANY IMPROVEMENTS LOCATED THEREON, OR THEIR SUITABILITY FOR ANY PARTICULAR PURPOSE AND BY CONSUMMATING THE TRANSACTIONS CONTEMPLATED HEREUNDER, PURCHASER ACCEPTS THE PROPERTY AND THE IMPROVEMENTS ON AN "AS IS" AND "WHERE IS" BASIS. PURCHASER FURTHER ACKNOWLEDGES IT IS A SOPHISTICATED PURCHASER OF REAL ESTATE AND KNOWLEDGEABLE IN ITS OPERATION, INCLUDING THE CLASS OF REAL ESTATE AND OPERATIONS THAT INCLUDE THE PROPERTY, AND HAVE CONDUCTED OR HAVE HAD THE OPPORTUNITY TO CONDUCT AND ANY ALL TESTS, STUDIES, INVESTIGATIONS AND DUE DILIGENCE OF ANY KIND PRIOR TO PURCHASING THE PROPERTY.

         Seller agrees that Purchaser has had the right to inspect the Property and to investigate, test and review the information provided to Purchaser by Seller in accordance with this Agreement and to the extent desired by the Purchaser. Purchaser releases Seller, its members and their respective directors, officers, employees, partners and agents (all of the foregoing, the "Released Parties") from any claims or liabilities, known or unknown, arising out of the Property except those resulting out of any breach of any representation made herein by Seller or any liability that Seller has explicitly agreed to retain.

         Nothing in this Agreement shall require Seller to incur any expense of any kind whatsoever to repair, restore or otherwise cure any condition or state of facts with respect to the Property which Purchaser discovers during the Review Period. The foregoing is not meant to diminish Seller's obligations under
Section 10(a).

         Unless expressly provided in this Agreement, Seller shall have no obligation under this Agreement to cure any violation of any Legal Requirement, including, without limitation, those relating to zoning, building design, environmental protection, hazardous substances, occupational safety and health and architectural access, whether discovered by Purchaser during the Review Period or between the End of the Review Period and the Closing Date. The foregoing is not meant to diminish Seller's obligations under Section 10(a).

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         Section 7.        Closing. The closing (the "Closing") of the sale of
the Property by Seller to Purchaser shall occur on or before September 29, 2003 or on such other date or at such other time as Purchaser and Seller mutually agree upon in writing (the "Closing Date") at the offices of the Escrow Agent. At the Closing, the following mutually concurrent conditions shall occur:

                  (a) Purchaser, at its expense, shall deliver or cause to be delivered to Seller (or the Escrow Agent if so provided) the following:

                           (1) To the Escrow Agent, funds available for immediate value in Seller's accounts, in the amount of the Cash Balance of the Purchase Price as specified in Section 2(b), adjusted in accordance with the terms of this Agreement;

                           (2) Evidence satisfactory to Seller and Title Company that the person executing the Closing documents on behalf of Purchaser has full right, power, and authority to do so; and

                           (3) Executed counterparts, as applicable, of the documents listed in 7(b) below.

                  (b) Seller, at its expense, shall deliver or cause to be delivered to Purchaser (or the Escrow Agent if so provided) the following:

                           (1) To the Escrow Agent, a Special Warranty Deed in the form of Exhibit D, fully executed and acknowledged by Seller, conveying to Purchaser the Land and Improvements, subject only to the Permitted Encumbrances;

                           (2) Bill of Sale, fully executed by Seller, in the form of Exhibit E;

                           (3) Assignment and Assumption, fully executed by Seller in the form of Exhibit F, assigning, conveying, and transferring all of Seller's right, title and interest in and to the Property other than the Land and Improvements, to Purchaser, subject only to the Permitted Encumbrances;

                           (4) Affidavits and indemnities required by the Title Company, including, without limitation, mechanics' liens, parties in possession and gap affidavits, if applicable and available in Virginia;

                           (5) Evidence satisfactory to Purchaser and the Title Company that the persons executing and delivering the Closing documents on behalf of Seller have full right, power and authority to do so;

                           (6) Certificate executed by Seller stating that, as of the Closing Date, each of Seller's representations and warranties set forth in Section 6 is true and correct in all material respects,

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                  (7) To the Escrow Agent, Certificate in the form of Exhibit G meeting the requirements of Section 1445 of the Internal Revenue Code of 1986, executed by Seller;

                  (8) Current Tenant Rent Roll, certified by Tenant to be true, correct and complete, updated no earlier than two (2) days prior to the Closing Date;

                  (9) Originals of all Leases, including all amendments thereto and all consents or waivers with respect thereto that modify or supplement the provisions thereof in any respect, all tenant applications, credit reports and other records maintained as to each Tenant and all Property Agreements located at the Project (the foregoing may be constructively delivered to the Purchaser by delivery of possession of the Project to Purchaser);

                  (10) A Notice to the Tenants advising them of the sale of the Property in the form attached hereto as Exhibit H;

                  (11) Such other instruments as are customarily executed in Virginia, or otherwise reasonably requested by Purchaser, to effectuate the conveyance of the Property to Purchaser;

                  (12) Keys to all locks on the Property, through the KeyTrak system;

                  (13) Title to all motor vehicles, if any;

                  (14) Copies of all certificates of occupancy, if any, in Seller's possession in respect of the Property; and

                  (15) Evidence of the termination of any management agreement respecting the Property and all Property Agreements which Purchaser has directed Seller to terminate at or prior to the Closing as hereinabove provided.

         (c) Seller shall pay the Virginia grantor tax and the Purchaser shall pay any other, excise tax, documentary stamp tax or similar tax ("Transfer Tax") on the deed of conveyance, deed or trust or any other document, instrument or filing whatsoever.

         (d) Seller shall pay the cost of the updated Survey.

         (e) Purchaser and Seller shall share equally any escrow closing charges. Seller shall pay all "per page" recording charges payable in connection with the conveyance of the Property and Purchaser shall pay all other recording charges. Except as otherwise provided in this Agreement, Purchaser and Seller shall respectively pay such other costs in connection with the Closing as is customary in the Commonwealth of Virginia.

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         (f) The following shall be apportioned between Seller and Purchaser effective as of the close of business on the day prior to the Closing Date (the "Apportionment Date"):

                  (1) all monthly rent and other monthly amounts, including redecorating fees (not including application fees, non-refundable pet fees or any other kind of non-refundable fee or charge of any kind ) collected by Seller under or pursuant to the Leases (collectively, "Rents") with respect to the month in which the Closing occurs, to be apportioned and retained in accordance with Section 7(g) hereof;

                  (2) real estate taxes, assessments, vault charges and taxes, and any other governmental taxes and charges levied or assessed against the Property (collectively, "Property Taxes"), on the basis of the respective periods for which each is assessed or imposed, to be apportioned in accordance with Section 7(i) hereof;

                  (3) water rates and charges, sewer rents and taxes, if any, based on meter readings to be apportioned in accordance with Section 7(j) hereof;

                  (4) charges for electricity, steam, gas and any other utilities (collectively, "Utilities") made by the utility companies servicing the Property to be apportioned in Section 7(k) hereof, and transferable utility deposits, if any, shall be transferred to Purchaser, but all amounts refundable under unassigned or unassignable utility agreements shall remain the property of Seller;

                  (5) fuel, if any, as estimated by Seller's supplier, at current cost, together with any sales taxes payable in connection therewith, if any. A letter from Seller's fuel supplier shall be conclusive evidence as to the quantity of fuel on hand and the current cost therefor; and

                  (6) any other charges or payments to be paid pursuant to any Property Agreement or Lease with respect to the Property to be apportioned on the basis of the period for which the same is payable.

         (g) All rent received by Seller or Purchaser during the month in which the Closing occurs shall be applied to rent due for such month (if previously unpaid). All rent received by Seller or Purchaser thereafter shall be applied first to the current rentals and then to delinquent rentals, if any, in inverse order of maturity (i.e. to the month of collection, then to the immediately prior month, then to the month prior thereto, etc.). Purchaser will make a good faith effort after Closing to collect all rents in the usual course of Purchaser's operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents. Seller reserves the right after Closing to pursue collection of any rent which was delinquent on the Closing Date but shall have no right to evict or dispossess any tenant in connection therewith. Unpaid and delinquent rent ("Tenant Receivables") collected by Seller and Purchaser after the Closing Date shall be delivered as follows: (a) if Seller collects any unpaid or delinquent rent for the Property the same shall be deemed held in trust and Seller shall, within ten (10) days after the receipt thereof, deliver to Purchaser any such rent to which Purchaser is entitled under the preceding provisions of this paragraph relating to the Closing Date and any period thereafter, and (b) if Purchaser collects any unpaid or delinquent rent from the Property, the same shall be deemed held in trust and Purchaser shall, within ten (10) days after the receipt thereof, deliver to Seller any such rent to which Seller is entitled under the preceding provisions of this paragraph relating to the period prior to the Closing Date.

         (h) The Escrow Agent shall credit Purchaser at Closing with an amount equal to all Security Deposits, refundable pet fees and other refundable fees or charges previously paid to Seller by any Tenant and such amounts will be retained by the Seller.

         (i) Property Taxes shall be apportioned on the basis of the fiscal period for which assessed. Purchaser shall provide to Seller written evidence of such assessment and/or tax rate for the current year.

         (j) If there are water meters on the Property, the unfixed water rates and charges, sewer rents and taxes covered by meters, if any, shall be apportioned (i) on the basis of an actual reading done on or immediately prior to the Apportionment Date, or (ii) if such reading has not been made, on the basis of the last available reading. If the apportionment is not based on an actual current reading, then Purchaser shall within thirty (30) days from Closing have an actual reading done and deliver the written results of same to Seller. Upon the receipt of such subsequent actual reading by Seller, the apportionment shall be readjusted and Seller or Purchaser, as the case may be, shall deliver within three (3) days thereof to the other the amount determined to be due upon such readjustment.

         (k) Utilities shall be apportioned on the basis of actual current readings or, if it is not commercially reasonable for Seller to obtain such readings prior to Closing, then on the basis of the most recent bills that are available. If any apportionment is not based on an actual current reading then, Purchaser shall within thirty (30) days from Closing have an actual reading done and deliver the written results of same to Seller. Upon the receipt of such subsequent actual reading by Seller, the apportionment shall be readjusted and Seller or Purchaser, as the case may be, shall promptly deliver to the other the amount determined to be due upon such readjustment.

         (l) If the computation of the aforementioned apportionments shows that a net amount is owed by Seller to Purchaser, such amount shall be credited against the Purchase Price payable by Purchaser on the Closing Date. If such computation shows that a net amount is owed by Purchaser to Seller, such amount shall be paid to Seller by Purchaser on the Closing Date pursuant to Section 7(a)(1). This Section 7(l) shall survive the Closing, provided that notice of any claim for adjustment hereunder must be provided to the other party prior to the later to occur of (i) ninety (90) days after Purchaser delivers to Seller a detailed adjustment reconciliation (taking into account Rents, Tenant Receivables and all other apportioned items as provided in this Section 7) reasonably acceptable to Seller, and (ii) the six (6) month anniversary of the Closing Date.

         (m) Seller shall pay all costs and liabilities relating to the Property that arise out of or are attributable to the period prior to the Closing Date, and shall indemnify and hold harmless Purchaser from such costs and liabilities and from all reasonable attorneys' fees expended by Purchaser in connection therewith. Seller shall have the right to receive all proceeds relating to the Property that are properly allocable to the period before the Closing Date, and Purchaser shall have the right to receive all proceeds relating to the Property that are properly allocable to the period from and after the Closing Date. Purchaser shall pay all costs and liabilities relating to the Property that arise out of or are attributable to the period from and after the Closing Date, except such costs and liabilities that arise out of or result from a breach by Seller of its representations and warranties set forth in Section 6 and for which a claim is timely made under Section 6, and Purchaser shall indemnify and hold harmless Seller from such costs and liabilities (other than those for which Seller is liable, as aforesaid) and from all reasonable attorneys' fees expended by Seller in connection therewith. This Section 7(m) shall survive the Closing.

         (n) Title Company shall deliver the Deposit to Seller.

         (o) Upon completion of the Closing, Seller shall deliver to Purchaser possession of the Property free and clear of all tenancies of every kind and parties in possession, except for the Permitted Encumbrances and the Leases, with all parts of the Property (including without limitation the Leases, Improvements and Personalty) in the same condition as on the Effective Date, normal wear and tear only excepted, provided, however, that subject to the other provisions of this Agreement, including without limitation the provisions of
Section 10(a) and the provisions of Section 6 requiring Seller to replace all removed items of personal property, Purchaser shall be under no obligation to restore any part of the Property to its condition as of the Effective Date if any change shall occur from and after that date.

    Section 8. Conditions Precedent to Purchaser's and Seller's Performance.

         (a) Purchaser's obligation under this Agreement to close the transactions contemplated hereby shall be contingent upon satisfaction of the following conditions precedent:

                  (1) At Closing, Seller or Escrow Agent, as applicable shall have delivered to Purchaser all documents set forth in Section 7(b) and any other documents reasonably required to effectuate the Closing under local custom and practice;

                  (2) The representations and warranties of Seller contained herein shall be true, accurate and correct in all material respects as of the Closing Date, provided that after the End of the Review Period the discovery of any breach of any Legal Requirement after the End of the Review Period which existed at the End of the Review Period shall not be the basis for Purchaser to assert that any representations, warranties or covenants in this Agreement have been breached or not complied with; and

                  (3) The Title Company is ready, willing and able to issue the Owner's Policy of title insurance in accordance with the Title Commitment in the amount of the Purchase Price issued by Title Company subject only to the Permitted Encumbrances.

         (b) Seller's obligations under this Agreement to close the transactions contemplated hereby shall be contingent upon the following conditions precedent:

                  (1) Purchaser shall have delivered the Purchase Price as provided in Section 7(a); and

                  (2) Purchaser, or Escrow Agent, as applicable, shall have delivered all the documents required to effectuate Closing as set forth in Section 7(a) at Closing and the Deposit.

         (c) Purchaser agrees not to withhold its consent to an assignment of this Agreement by Seller and will cooperate with Seller in connection with a
Section 1031 exchange, provided that such assignment and Section 1031 exchange does not delay the Closing Date and does not result in any additional costs, obligations or liabilities to it for which Seller refuses to reimburse Purchaser. Seller and Purchaser acknowledge that Purchaser may desire to structure the acquisition of the Property as part of a tax-deferred exchange pursuant to Section 1031 ("forward LKE"), and/or so-called "reverse like-kind exchange under Revenue Procedure 2000-37, 2000-2 C.B. 308 ("reverse LKE") (any such forward LKE or reverse LKE is referred to herein as an "Exchange"). Notwithstanding any other provisions in this Agreement to the contrary, Seller agrees to cooperate with respect to Purchaser's structuring the transaction as an Exchange, including any of the following as Purchaser may request: (a) executing an Assignment of Rents with respect to Purchaser's rights (but not its duties and obligations) under this Agreement or other documents in order to establish a forward LKE, or (b) executing an assignment of this Agreement to one or more corporations, limited liability companies or other entities ("Parking Entities"), and transferring title to the Property to one or more Parking Entities in order to establish a reverse LKE; provided that in all events (i) the Closing shall not be delayed by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Purchaser's obligations under this Agreement; (ii) Seller will not be required to take title to or be in the chain of title of any property other than the Property; and (iii) Seller shall incur no additional cost, expense or liability of any kind or nature in connection with the Exchange. Notwithstanding any Assignment of Rights or Assignment (as the case may be), Purchaser shall not be relieved of its obligations under this Agreement. Purchaser shall prepare, at its expense, any documents in order to accomplish an Exchange.

         Section 9. Commissions. Purchaser and Seller each warrant and represent to the other that it has not dealt or negotiated with any broker in connection with this transaction other than First Capital, the commission of which shall be paid by Seller pursuant to separate written agreement. Each party hereby agrees to indemnify and hold the other party hereto harmless from and against any and all claims, demands, causes of action, loss, costs and expenses (including reasonable attorneys' fees and disbursements, as incurred) or other liability arising from or pertaining to any brokerage commissions, fees, or other compensation, which may be due to Broker or any other brokers or persons claiming to have dealt with such party in connection with this transaction. The provisions of this Section 9 shall survive Closing.

    Section 10. Additional Operating Covenants of Seller.

         (a) Operation of the Property. Seller agrees prior to the Closing:

                  (1) not to materially amend any agreement or other instrument related to the Property or its business to which Seller is a party or by which it or its properties may be bound without Purchaser's consent, such consent not to be unreasonably withheld, delayed or conditioned ("Purchaser's Consent");

                  (2) not without prior Purchaser's Consent, to dispose of (except in compliance with Section 6(j)) or encumber any of the Property;

                  (3) not to enter into or assume any contract, agreement, obligation, lease, license or commitment related to the Property without Purchaser's Consent, except as contemplated by this Agreement or as described on the Schedules hereto unless such contract, agreement or obligation shall terminate at or prior to Closing or unless the Lease shall meet the requirements of Section 10(b);

                  (4) not to do any act or omit any act which would cause a breach of any contract, commitment or obligation of the Seller or which would have a material adverse effect on the financial condition of the Property;

                  (5) to make all vacant units market-ready providing they have been vacant for at least seven (7) days; and

                  (6) subject to the provisions of Section 10(b), to continue to maintain, repair and operate the Property and comply with Legal Requirements in the ordinary course of business consistent with current practice, including without limitation, repairing and replacing personal property as needed, unless excused pursuant to Section 11, provided, however, the existence of any violation of any Legal Requirement which existed at the End of the Review Period shall not be deemed to be the basis for a breach of this covenant or any other representation or warranty of Seller under this Agreement.

         (b) Leasing. From the Effective Date until the Closing, Seller shall not, without the prior written consent of Purchaser:

                  (1) enter into any residential lease other than on the Seller's standard form lease at market rates, terms and conditions. Without limiting the generality of the foregoing, no Lease shall be for a term, including renewal options, exceeding one (1) year nor provide for any rent or other lease concessions other than concessions totaling no more than one month's rent prorated over the term of the Lease.

                  (2) accept payment of any rent under any Lease more than thirty (30) days in advance; or

                  (3) waive, reduce or forgive any rent required to be paid under any Lease, payable after the Closing Date.

         (c) Service Agreements. Without Purchaser's Consent, Seller agrees not to enter into any Property Agreements prior to the Closing which shall survive the Closing or are not terminable upon thirty (30) days' prior written notice without penalty or termination charge.

         (d) Insurance Policies. Seller shall, at its own expense, keep and maintain in full force and effect through the Closing, a policy or policies of insurance covering the Property against loss or damage in amounts not less than those in force as of the Effective Date. Any policy proceeds shall be used for the repair or replacement of the Property damaged or destroyed.

         (e) Change in Condition. From the end of the Review Period and until Closing, Seller shall, to the best of its ability and to the extent of its current actual knowledge, promptly notify Purchaser of any material and adverse change in any physical condition with respect to the Property or of any event or circumstance which makes any representation or warranty of Seller to Purchaser under this Agreement untrue. If Seller provides notice to Purchaser under this Section and Purchaser shall elect to proceed with the Closing, Seller shall be relieved of any liability for a breach by Seller of any of its representations, warranties or covenants under this Agreement pertaining to the matters contained in such notice.

    Section 11. Destruction, Damage, or Taking Before Closing. If, before Closing, all or any material part of the Land, Improvements or Personalty are destroyed or damaged, or become subject to condemnation or eminent domain proceedings, then Seller shall promptly notify Purchaser thereof. Purchaser may elect to proceed with the Closing (subject to the other provisions of this Agreement) by delivering notice thereof to Seller within ten (10) business days of receipt of Seller's notice respecting the damage, destruction, or taking, but Purchaser shall be entitled to all insurance proceeds or condemnation awards payable as a result of such damage or taking and Seller shall assign to Purchaser at Closing Seller's rights to such proceeds or awards and shall pay at Closing an amount equal to any deductible to which Seller's insurance is subject. If, within five (5) business days of receipt of Seller's notice respecting the damage, destruction, or taking, Purchaser notifies Seller of its intent to terminate this Agreement, then Purchaser shall be deemed to have terminated this Agreement pursuant to Section 12. For the purposes of this
Section 11, a damage or a taking shall be considered to be "material" if the value of the portion of the Land, Improvements, or Personalty damaged or taken exceed $500,000 in value, or, in the case of a taking, if the portion of the Land, Improvements, or Personalty taken are such that they eliminate any parking spaces, take any part of any building or otherwise materially and adversely affect the ability to use the remainder for the purposes for which they are presently used. Until the Closing, Seller shall maintain insurance for the Improvements on a replacement cost basis.

    Section 12. Termination and Remedies.

         (a) If Purchaser fails to consummate the purchase of the Property pursuant to this Agreement for any reason other than termination hereof pursuant to a right granted to Purchaser herein, then Seller, as its sole remedy, may terminate this Agreement by notifying Purchaser thereof, in which event Escrow Agent shall deliver the Deposit to Seller as liquidated damages, whereupon neither Purchaser nor Seller shall have any further rights or obligations hereunder, except for those which survive the termination of this Agreement.

         (b) If Purchaser terminates this Agreement pursuant to a right granted to Purchaser herein, then Escrow Agent shall return the Deposit to Purchaser, whereupon neither party hereto shall have any further rights or obligations hereunder, except for those which survive the termination of this Agreement.

         (c) If Seller fails to consummate the sale of the Property pursuant to this Agreement for any reason other than Purchaser's failure to perform its obligations hereunder in any material respect or termination hereof by Purchaser in accordance with Section 12(b), then Purchaser may, as its exclusive remedies therefor: (1) terminate this Agreement by notifying Seller thereof, in which case Escrow Agent shall deliver the Deposit to Purchaser and neither party hereto shall have any further rights or obligations hereunder, except for those which survive the termination of this Agreement or (2) seek specific performance of the obligations of Seller hereunder.

         (d) The provision for payment of liquidated damages in Section 12(a) has been included because, in the event of a breach by Purchaser, the actual damages to be incurred by Seller can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.

    Section 13. Notices. All notices provided or permitted to be given under this Agreement must be in writing and may be served by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested; by delivering the same to such party by recognized delivery service; by nationally recognized overnight delivery service or by facsimile copy transmission with a copy sent by prepaid nationally recognized overnight delivery service. Notice given in accordance herewith shall be effective upon delivery to the address of the addressee. For purposes of notice, the addresses of the parties shall be as follows:

      If to Seller, to:          Windsor at Lionsgate LLC
                                 c/o General Investment & Development Co.
                                 Suite 2000
                                 600 Atlantic Avenue
                                 Boston, MA 02210
                                 Attn: William H. Roberts, Senior Vice President

      With a copy to:            Robert S. Farrington, Esq.

                                 Senior Vice President, Legal
                                 c/o General Investment & Development
                                 Suite 2000
                                 600 Atlantic Avenue
                                 Boston, MA 02210

      If to Purchaser, to:       The Town and Country Trust
                                 9 West 57th Street
                                 50th Floor
                                 New York, NY  10019
                                 Attn:  Thomas L. Brodie

      With a copy to:            Squire, Sanders & Dempsey L.L.P.
                                 4900 Key Tower
                                 127 Public Square
                                 Cleveland, OH  44114-1304
                                 Attn:  Samuel S. Pearlman, Esq.

Either party hereto may change its address for notice by giving three (3) days prior written notice thereof to the other party. Notices may be given by the above named counsel to a party.

    Section 14. Assigns, Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns. This Agreement is for the sole benefit of Seller and Purchaser, and no third party is intended to be a beneficiary of this Agreement. Notwithstanding the foregoing, Purchaser may assign its rights hereunder in connection with an Exchange or to any entity which is an affiliate of The Town and Country Trust. Such assignment shall not relieve The Town and Country Trust of Purchaser's obligations under this Agreement

    Section 15. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia.

    Section 16. Entire Agreement. This Agreement is the entire agreement between Seller and Purchaser concerning the sale of the Property, and no modification hereof or subsequent agreement relative to the subject matter hereof shall be binding on either party unless reduced to writing and signed by the party to be bound. All Exhibits attached hereto are incorporated herein by this reference for all purposes.

    Section 17. Rule of Construction; No Waiver. Purchaser and Seller acknowledge that each party has reviewed this Agreement and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto. No provision of this Agreement shall be deemed to have been waived by either party unless the waiver is in writing and signed by that party. No custom or practice which may evolve between the Purchaser and Seller during the term of this Agreement shall be deemed or construed to waive or lessen the right of either of the parties hereto to insist upon strict compliance of the terms of this Agreement.

    Section 18. Escrow Provisions.

         (a) Concurrently with delivery of the Cash Balance of the Purchase Price due at Closing, the Deposit shall be paid to Seller. The party entitled to the Deposit shall be charged with all income on any earnings on the Deposit. Purchaser represents and warrants to Escrow Agent and Seller that its taxpayer identification number is correctly set forth below its signature.

         (b) If for any reason the Closing does not occur on or prior to the Closing Date, or this Agreement is terminated, and either party makes a written demand upon Escrow Agent for payment of the Deposit in accordance with the terms of this Agreement, then Escrow Agent shall give written notice as provided in this Agreement to the other party of such demand. If Escrow Agent does not receive a written objection from the other party to the demand for the Deposit within five (5) business days after the date when notice is deemed given as provided in this Agreement, Escrow Agent is hereby authorized deliver the Deposit in accordance with such demand. If Escrow Agent does receive such written objection within such five (5) business day period, Escrow Agent shall continue to hold the Deposit until otherwise directed by written instructions from the parties to this Agreement or a final nonappealable judgment of a court of competent jurisdiction. Escrow Agent shall have the right at any time to deposit the Escrow Funds with the Clerk of the Court of Fairfax County, Commonwealth of Virginia and Escrow Agent shall give written notice of such deposit to Seller and Purchaser.

         (c) Escrow Agent shall not be or become liable in any way or to any person for its refusal to comply with adverse claims and demands being made for the Deposit. Escrow Agent shall not be responsible for any act or failure to act on its part nor shall it have any liability under this Agreement or in connection herewith except in the case of its own willful default or gross negligence. This Agreement shall terminate and Escrow Agent shall be automatically released from all obligation, responsibility and liability hereunder upon Escrow Agent's delivery or deposit of the Deposit in accordance with the provisions of this Agreement.

         (d) It is expressly understood that Escrow Agent acts hereunder as a stakeholder for the convenience and accommodation of the parties hereto and as a depository only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any instrument received by or deposited with it, or for the form of execution of such instruments, or for the identity, authority or right of any person executing or depositing the same, or for the terms and conditions of any instrument pursuant to which Escrow Agent may act.

         (e) The duties of Escrow Agent are purely ministerial. Escrow Agent shall not have any duties or responsibilities except those set forth in this Agreement and shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper or document believed by Escrow Agent to be genuine, and Escrow Agent may assume that any person purporting to give it any notice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so.

         (f) Escrow Agent may act or refrain from acting in respect of any matter referred to herein in full reliance upon and by and with the advice of counsel which may be selected by it.

         (g) Seller and Purchaser hereby jointly and severally agree to indemnify and save Escrow Agent harmless from any and all loss, damage, claim, liability, judgment and other cost and expense of every kind and nature which may be incurred by Escrow Agent by reason of its acceptance of, and its performance under, this Agreement (including, without limitation, reasonable attorneys' fees, disbursements and court costs) except in the case of its own willful default or gross negligence.

         (h) Upon delivery of the Deposit in accordance with this Agreement, Purchaser and Seller hereby release Escrow Agent from all obligation and liability hereunder.

    Section 19. Miscellaneous.

         (a) Time. Time is of the essence in the performance of this Agreement.

         (b) No Recording. Neither party will record this Agreement or any memorandum thereof. Any attempt to do so will be void ab initio and shall be a material breach of this Agreement by the recording party.

         (c) Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure of either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party's right to enforce against the other party the same or any other term or provision in the future.

         (d) Headings. The section headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

         (e) Attorneys' Fees. Should either party employ attorneys to enforce the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges and expenses, including attorneys' fees, expended or incurred in connection therewith.

         (f) Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks where the Property is located or the states or cities in which either of the parties are located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The last day of any period of time shall be deemed to end at 5:00 p.m. Eastern Daylight Time.

         (g) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of such counterparts shall constitute one Agreement.

         (h) Signage. Purchaser and Seller agree that:

                  (1) Purchaser shall within twenty (20) days of the Closing, and at its sole cost and expense, remove any signs or other symbols (herein collectively referred to as the "Signs") located on or about the Property and or the Improvements and which contain or refer to the name "Windsor" and that subsequent to Closing Purchaser shall not use the name "Windsor" in referring to, identifying or otherwise naming the Property.

                  (2) In the event that Purchaser fails to remove the Signs as required herein, Seller shall have the right and Purchaser hereby grants Seller an irrevocable license, to enter upon the Property, at reasonable times and in a reasonable manner in order to remove the Signs, at the cost and expense of the Purchaser.

         (i) Purchaser acknowledges that Seller has disclosed that Verizon has indicated that it desires to make certain improvements to telephony or related services to the Property and Purchaser shall satisfy itself with the terms thereof prior to the End of the Review Period.

         (j) The First Amended and Restated Declaration of Trust establishing The Town and Country Trust dated June 24, 1993, a copy of which is duly filed with the Department of Assessments and Taxation of the State of Maryland, provides that no trustee, officer, shareholder, employee or agent of the Trust shall beheld to any personal liability, jointly or severally, for any obligations of, or claims against, the Trust. All persons dealing with the Trust in any way shall look only to the assets of the Trust for the payment of any sum or the performance of any obligation.

         (k) Purchaser may disclose the terms of the transactions contemplated by this Agreement in any prospectus, offering memorandum, periodic report or other document in connection with Purchaser's ongoing disclosure obligations as a publicly-held entity. Purchaser and Seller shall cooperate with each other as to the issuance of a press release or the making of public disclosure relating to the transactions contemplated by this Agreement.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, that parties hereto have duly executed this Agreement as of the date first set forth above.

                                      SELLER:

                                      WINDSOR AT LIONSGATE LLC

                                      By: Windsor Realty Fund-IIIB Investors
                                          Corporation, a Delaware Corporation,
                                          its managing member

                                      By: /s/ William H. Roberts
                                          --------------------------------------
                                      Name: William H. Roberts
                                      Title: Vice President

                                      PURCHASER:

                                      THE TOWN AND COUNTRY TRUST

                                      By: /s/ Thomas L. Brodie
                                          --------------------------------------
                                      Name: Thomas L. Brodie
                                      Title: Executive Vice President
                                      Taxpayer Identification Number: 52-6613091

                                      ESCROW AGENT:

                                      FIRST AMERICAN TITLE INSURANCE COMPANY

                                      By: /s/ Kristie M. Vehovec
                                          --------------------------------------
                                      Name: Kristie M. Vehovec
                                      Title: Commercial Escrow Officer

For the sole purpose of memorializing its guaranty during the Survival Period of Seller's obligations for breach of a representation and warranty under Section 6 of this Agreement in an aggregate amount not to exceed $1,000,000, Windsor Realty Fund-IIIB L.P. hereby executes this Agreement.

WINDSOR REALTY FUND-IIIB L.P., Delaware limited partnership

By: GID ADVISORS IIIB LIMITED PARTNERSHIP, a Delaware limited partnership,
    Its sole general partner

    BY: GID ADVISORS IIIB, INC., a Delaware corporation, its sole general partner

        BY: /s/ William H. Roberts
            --------------------------
        NAME: William H. Roberts
        ITS: Vice President

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